AGREEMENT


THIS AGREEMENT is made this .12. day of December 1996 by and between:

Parral Compania Naviera S.A., a company incorporated, organized and existing under the laws of Panama with a place of business at rue Saint-Leger 8, P.O. Box 24, 1211 Geneva 4, Switzerland, (hereinafter referred to as "Parral/Seller"),

Casino Magic (Europe) B.V., a company incorporated, organized and existing under the laws of the Netherlands with its registered office at Emmaplein 5, 1075 AW Amsterdam, P.O. Box 75215, 1070 AE Amsterdam, the Netherlands, (hereinafter referred to as "CME/Seller"), on the one part, and

Murbec Inc, a company incorporated, organized and existing under the laws of Quebec, Canada, with a place of business at 1320 Graham Blvd., Suite 335, town of Mount Royal, Quebec, Canada or another company designated by Murbec Inc, (hereinafter referred to as "Buyer"), on the other part, and

Porto Carras Casino S.A., a company incorporated, organized and existing under the laws of Greece, with its registered office at 9 Frangini Street, Thessaloniki, Greece, (hereinafter referred to as "PCC/Company"),

Casino Magic Hellas Management Services S.A., a company incorporated, organized and existing under the laws of Greece, with its registered of f ice at 57, Themistokli Sofouli Street, Kalamaria, Greece, (hereinafter referred to as "CMH/Manager"),

Touristiki Georgiki Exagogiki S.A., a company incorporated, organized and existing under the laws of Greece, with its registered of f ice at 9 Frangini Street, Thessaloniki, Greece, (hereinafter referred to as "TGE/Lessor"),

Casino Magic Corp. a company incorporated, organized and existing under the laws of the State of Minnesota, USA, with a place of business at 711 Casino Magic Drive, Bay St. Louis, MS 39520, U.S.A., (hereinafter referred to as "CMC/Licensor").

The above parties have reached an agreement for the sale of all of the outstanding shares in the share capital of PCC (the "Shares") to Buyer on the following terms:

1.1. Buyer agrees to acquire 51% of the Shares from Parral for the consideration of a sum of US$1,000,000 net of any charges whatsoever, payable in immediately available funds to Parral or in the manner described in clause
8.3. hereof, and the obligations undertaken under the terms of this Agreement. Buyer agrees to acquire 49% of the Shares of PCC from CME for the consideration of US$l and the obligations undertaken under the terms of this Agreement.

1.2. Any charges, taxes or other payments whatsoever related to the transfer of the shares or which may be imposed as a result thereof will be borne exclusively by Buyer. Parral and CME shall not be liable to make any payment whatsoever in connection with the transfer of the Shares to Buyer or in connection with PCC in general, except any payment that CME may be under the obligation to make under clause 3 hereof.

2.1 Buyer acknowledges that PCC has and will have at the time of closing the transaction hereby agreed (the "Closing") significant obligations and liabilities and is satisfied about it.


2.2 Parral, CME, PCC, CMH, TGE and CMC make no representations or warranties whatsoever in respect of the obligations and liabilities of PCC except the following:

(i) PCC, CME, PARRAL and CMH warrant that the gaming equipment of the Porto Carras Casino has been purchased and not leased by PCC and that PCC has not granted any contractual security interest on such equipment.

(ii) PCC warrants that it has not entered into any employment contracts with its employees other than usual employment contracts under Greek law and in particular that it has not entered into employment contracts of unusually lengthy period or contracts with special advisors on a long term basis. It is however acknowledged and agreed that PCC has recognized prior service of certain employees with TGE and assumed relevant liabilities in connection with the accrual of severance pay in favour of these employees.

(iii) PCC warrants that income tax for financial year 1995, calculated on the basis of declared income, has been paid.

2.3 Buyer unconditionally guarantees and undertakes that all of the obligations and liabilities of PCC accrued and/or accruing to the date of the Closing which could result in personal liability on the part of any members of the board of directors of PCC past or present shall be paid and satisfied in full.

2.4 CME, Parral, CMC, CMH and PCC acknowledge that the liabilities on the books of PCC owing to CME, CMC and CMH were intended to be treated as equity contributions and not as obligations of PCC to CME, CMC and CMH. At the Closing, Parral and CME shall take all necessary actions to have those liabilities of PCC owing to CME, CMH and CMC converted into share capital of PCC. All the shares which will be issued as a result of such conversion of liabilities into share capital will at and upon Closing also be transferred to the Buyer for the consideration of US$l and the obligations undertaken on the terms of this Agreement.

3. PCC, CMC, CME and CMH will at and upon Closing mutually release each of the other entities from any claims whatever. In consideration for such release CMC shall procure that CME shall pay PCC at the Closing the sum of US$500.000.

4. With regard to the lease between PCC and TGE for the Sithania Hotel, it is agreed subject to the Closing that there will be no increase or decrease in the Minimum Rent (as defined in the Lease Contract) after the increase which becomes effective on lst January 1997, provided the formula for percentage rent will remain unchanged. The past due amounts owed to TGE under the lease must be paid as soon as possible after the Closing. As of November 30, 1996 the total amount owed to TGE under the lease did not exceed GRD 195-000-GOO

5. The management agreement between CMH and PCC will on Closing be terminated.

6. The license agreement between CMC and PCC will be amended at Closing to provide for the elimination of the royalty set forth therein and to provide for termination six months after the Closing.

7.1. CME and PCC warrant that there are no other agreements between PCC and any company affiliated with CME or obligations of PCC towards any company affiliated with CME except this Agreement and those mentioned herein.

7.2. PARRAL and PCC warrant that there are no other agreements between PCC and PARRAL or obligations of PCC towards PARRAL except this Agreement.

7.3. TGE and PCC warrant that there are no other agreements between PCC and TGE or obligations of PCC towards TGE except this Agreement; the lease for the SITHONIA hotel, PCC's obligation to make payments f or common services shared with TGE and normal trade payables.


8.1 The consummation of the transactions hereby agreed will be contingent upon the approval of the transfer of the Shares to Buyer by the Greek Gaming Commission, the Greek Minister of Tourism and any other competent Greek Gaming Authorities f or the transfer of the Shares which approvals must be obtained within three months f from the date hereof. If the Closing cannot be effected due to delay on the part of the Greek Gaming Commission (or any other competent Gaming Authority f or such approval to be obtained) then the 3-month period shall be extended further as it shall be reasonably required.

8.2 The closing will take place not later than five (5) working days from the date on which the approval by the Greek Gaming Commission (and any other competent Authority involved related to Gaming) shall have been given, PROVIDED ALWAYS that Buyer has duly complied with all its obligations hereunder.

8.3     Subject to the satisfaction of the requirements referred to in Clauses
8.1 and 8.2 above, at the Closing Buyer shall in exchange of the transfer of the Shares pay to Parral the sum of US$1,000,000 net of any withholdings, taxes or any other charges whatsoever in immediately available funds and shall pay to CME the sum of US$l. Provided that the Buyer shall have the option to pay to Parral a sum of S$500.000 in immediately available funds at the
Closing and a sum of US$500.000 within 6 months from the date of Closing secured by a bank guarantee acceptable to Parral to be delivered at the time of Closing.

9. 1 During the period from the date of this Agreement to the date of the Closing, Buyer will make sure that PCC will continue to properly operate the Casino and will contribute to PCC in time the funds required for PCC to meet its obligations punctually and in particular and in order of priority:

(a) pay all taxes and social security contributions that are currently overdue and all interest, fines and penalties associated with any non payment or late payment thereof and pay all taxes and social security contributions as they come due and all interest, fines and penalties associated with any non payment or late payment thereof, including 20@. of the fine that has been imposed on PCC anticipated to be ascertained before 31 December 1996;



(b) pay all the employees as THEIR- salaries, bonuses and other benefits come due;



(c) pay or otherwise settle amounts to the suppliers, vendors, directors and other creditors of PCC and persons to whom PCC is obligated as they become due, including those already due;



(d) maintain an appropriate amount of working capital to permit PCC to properly operate in a normal and reasonable manner; and

(e)     maintain cash in the cage of at least GRD 130,000,000.



9.2 Buyer shall make arrangements for an immediate cash infusion to be made to PCC to enable PCC to meet its financial obligations. In this respect, Buyer shall procure that an amount of GRD 400,000,000 be paid to PCC as follows:

GRD 150,000,000 shall be paid by Buyer to PCC by 16 December 1996; and

GRD 130,000,000 shall be paid by Buyer to PCC by 8t-h January 1997; and

GRD 120,000,000 Shall be paid by Buyer to PCC at the Closing.

9.3 CMH as the manager of PCC during the (interim) period to the Closing, shall, in conjunction with Buyer's representative, use PCC's available funds (including those contributed by Buyer) in discharge of the obligations/liabilities of PCC in the order of priority referred to in the foregoing Clause 9.1.

10.1 Buyer will immediately after the execution of this Agreement, nominate five members for the board of directors of PCC. Parral and CME shall immediately hold an extraordinary meeting of the General Assembly of the shareholders of PCC and elect the members of the board of directors so nominated by Buyer. Buyer shall procure that the new members of the Board of Directors immediately after being elected pass a resolution approving, retroactively, any and all acts undertaken by Lynn Simmons, as managing director of PCC, including the signing of this Agreement, until that date.

10.2 From the date hereof through the Closing or the termination of this Agreement, CMH shall, in conjunction with Buyer's representative, continue to manage PCC pursuant to the current management agreement between PCC and CMH in a manner consistent with the past and will not make any substantial changes in the operations of PCC without the approval of Buyer; provided, however, that CMH shall not be entitled to any compensation under such management agreement during such period. In addition, from the date hereof through the Closing or the termination of this Agreement, no royalties shall accrue to CMC under the license agreement between CMC and PCC.

10. 3 Buyer will immediately make all appropriate applications and submit fully all documents required to the Greek Gaming Commission and any other competent Greek Authorities related to Gaming. All parties hereto will use their best good faith efforts to obtain approval of the transfer of the Shares to Buyer from the competent Greek Authorities related to Gaming at the shortest time after the execution of this Agreement as the intention of the parties hereto is to consummate this Agreement and proceed to the Closing as soon as possible.

11. I If the transaction does not close for any reason by 12 March 1997 or such later date as provided for in Clause 8.1 above, this Agreement shall terminate and the funds advanced by Buyer will be considered a loan to PCC and will be repaid by PCC out of free cash f low or at the time of any sale of PCC; provided however that if this Agreement be breached by Buyer and Buyer does not remedy such breach within five working days from receiving notice of the breach by any of the other parties to this Agreement, PCC will have no obligation to repay any funds advanced to it by Buyer under clause 9.2 hereof.
 Notice to the Buyer is valid if delivered and addressed to Mr. Nikos Salavrakos 8, Valaoritou Str. Athens, Tel 3638123, 3615315.

11.2 In the event that Buyer is not in default hereunder, on 31, January 1997 and approval of the Greek Gaming Commission and any other competent Greek Gaming Authorities required have not yet been given, Buyer may terminate this Agreement by written notice of such termination to Parral and CME given immediately thereafter. In the event that Buyer so terminates this Agreement, the funds advanced by Buyer to PCC will be considered a loan to PCC and will be repaid by PCC out of free cash flow or at the time of any sale of PCC.



IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in seven (7) originals as of the day and year first written above.


PARRAL COMPANIA NAVIERA S.A.

By:
Title:


CASINO MAGIC (EUROPE) B.V.

By:
Title:


MURBEC, Inc.

By:
Title:


PORTO CARRAS CASINO S.A.

By:
Title:


CASINO MAGIC HELLAS
MANAGEMENT SERVICES S.A.

By:
Title:


TOURISTIKI GEORGIKI
EXAGOGIKI S.A.

By:
Title:


CASIO MAGIC CORP.

By:
Title: